Exhibit 99.B(d)(11)(v)

Directed Services, LLC

1475 Dunwoody Drive, West Chester, PA 19380

January 1, 2007

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Investment Sub-Advisory Agreement dated March 29, 2002, as amended, between Directed Services, LLC and American Century Investment Management, Inc., (the “Sub-Advisory Agreement”) the sub-advisory fee for ING American Century Small-Mid Cap Value Portfolio (formerly ING American Century Small Cap Value Portfolio) (the “Portfolio”) was reduced.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from April 28, 2006 through and including May 1, 2007. The Reduction shall be calculated as follows:

Reduction = 50% x (former sub-advisory fee - new sub-advisory fee)

The old and new fee schedules to the Sub-Advisory Agreement are attached. Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
Directed Services, LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Robert S. Naka
Robert S. Naka
Executive Vice President